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                                                                   EXHIBIT 12


Computation of Ratios of Earnings to Fixed Charges
Orbital Imaging Corporation
(In thousands)


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
                                                                                                             THREE MONTHS ENDED
                                                                    YEARS ENDED DECEMBER 31,                      MARCH 31,
                                         --------------------------------------------------------------------   ------------
                                             1994         1995          1996          1997          1998           1999
                                         -----------  ------------  ------------  ------------  -------------   ------------

Fixed Charges:
    Capitalized interest                  $       -    $        -    $        -    $        -    $    10,932     $    4,663
    Interest expense                              -             -             -             -          4,860              -
    Portion of rent expense
      representative of interest                  3             3            11            44            129             44
                                         -----------  ------------  ------------  ------------  -------------   ------------
Total fixed charges                       $       3    $        3    $       11    $       44    $    15,921     $    4,707
                                         ===========  ============  ============  ============  =============   ============


Earnings:
    Loss before benefit for income taxes  $  (3,956)   $   (5,802)   $   (4,895)   $   (5,834)   $    (8,831)    $   (1,653)
    Fixed charges, less capitalized
      interest                                    3             3            11            44          4,989             44
                                         -----------  ------------  ------------  ------------  -------------   ------------
Earnings adjusted for fixed charges       $  (3,953)   $   (5,799)   $   (4,884)   $   (5,790)   $    (3,842)    $   (1,609)
                                         ===========  ============  ============  ============  =============   ============


Ratio of earnings to fixed charges                -             -             -             -              -             -


Deficiency in earnings to cover
  fixed charges                           $  (3,956)   $   (5,802)   $   (4,895)   $   (5,834)   $   (19,763)   $   (6,316)


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